FOR IMMEDIATE RELEASE
Contact: Debbie Nalchajian-Cohen
559-222-1322

CENTRAL VALLEY COMMUNITY BANCORP REPORTS EARNINGS RESULTS FOR THE NINE MONTHS AND QUARTER ENDED SEPTEMBER 30, 2013

FRESNO, CALIFORNIA…October 16, 2013… The Board of Directors of Central Valley Community Bancorp (Company) (NASDAQ: CVCY), the parent company of Central Valley Community Bank (Bank), reported today unaudited consolidated net income of $6,039,000, and diluted earnings per common share of $0.57 for the nine months ended September 30, 2013, compared to $5,878,000 and $0.58 per diluted common share for the nine months ended September 30, 2012. Net income increased 2.74%, primarily driven by an increase in net interest income in 2013 compared to 2012, increases in non-interest income, and lower provision for credit losses offset by increases in non-interest expense. Non-performing assets decreased $1,549,000 or 15.98% to $8,146,000 at September 30, 2013, compared to $9,695,000 at December 31, 2012. The Company had $124,000 in OREO as of September 30, 2013 compared to none at December 31, 2012. During the nine months ended September 30, 2013, the Company’s shareholders’ equity increased $9,208,000, or 7.83%. The increase in shareholders’ equity was driven by the issuance of stock as part of the Visalia Community Bank acquisition and a net increase in retained earnings, partially offset by a decrease in accumulated other comprehensive income (AOCI). The decrease in AOCI was primarily due to an increase in longer term interest rates, which resulted in a decrease in the market value of the Company’s available-for-sale investment securities. The Company also declared and paid $1,502,000 in cash dividends to holders of common stock during the first nine months of 2013 ($0.15 per share).

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Net interest income for the first nine months of 2013 was positively impacted by the collection in full of a non-accrual loan of $4,731,000 which resulted in a recovery of foregone interest of $1,484,000 and legal expenses of $51,000.
On July 1, 2013, the Company completed the acquisition of Visalia Community Bank (VCB). With the VCB acquisition, the Company added four new branches in Tulare County. The Company’s results of operations for the nine months ended September 30, 2013 include the VCB operations from July 1, 2013. Assets and liabilities acquired included loans of $113,467,000, net of a fair value mark of $4,094,000; investment securities of $14,817,000; bank premises and equipment of $4,263,000; and deposits of $174,206,000. A core deposit intangible of $1,365,000 and goodwill of $6,199,000 were also recorded as part of the transaction. In connection with the acquisition, each share of VCB common stock was converted into the right to receive 2.971 shares of Central Valley Community Bancorp common stock and $26.00 in cash. The Company issued an aggregate of approximately 1.263 million shares of its common stock and aggregate cash of $11.050 million to VCB shareholders. Based on the closing price of the Company’s common stock on June 28, 2013 of $10.08 per share, the aggregate consideration paid to VCB common shareholders was approximately $23.78 million.
During the first three quarters of 2013, the Company’s total assets increased 22.64%, total liabilities increased 24.90%, and shareholders’ equity increased 7.83% compared to December 31, 2012 primarily as a result of the VCB acquisition. Annualized return on average equity (ROE) for the nine months ended September 30, 2013 was 6.83%, compared to 6.91% for the nine months ended September 30, 2012. ROE decreased primarily due to an increase in average equity. Despite the decrease in AOCI at September 30, 2013 noted above, average equity for the nine months of 2013 increased to $117,812,000 compared to $113,358,000 for the same period in 2012. Annualized return on average assets (ROA) was 0.86% and 0.93% for the nine months ended September 30, 2013 and 2012, respectively. The decrease in ROA is primarily due to an increase in average assets as a result of the VCB acquisition.

During the nine months ended September 30, 2013, the Company did not record a provision for credit losses, compared to $500,000 for the nine months ended September 30, 2012. During the nine months ended September 30, 2013, the Company recorded $401,000 in net loan charge-offs, compared to $1,682,000 for the

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nine months ended September 30, 2012. The net charge-off ratio, which reflects net charge-offs to average loans, was 0.12% for the nine months ended September 30, 2013, compared to 0.55% for the same period in 2012. The loans charged off during the first three quarters of 2013 were previously classified and sufficient funds were held in the allowance for credit losses as of December 31, 2012.
At September 30, 2013, the allowance for credit losses (ALLL) stood at $9,732,000, compared to $10,133,000 at December 31, 2012, a net decrease of $401,000 reflecting the net charge offs. The allowance for credit losses as a percentage of total loans was 1.89% at September 30, 2013, and 2.56% at December 31, 2012. The decrease in the ALLL as a percentage of total loans is primarily due to the inclusion of $108,219,000 former VCB loans that were recorded at fair value in connection with the acquisition and therefore have no related allowance. The Company believes the allowance for credit losses is adequate to provide for probable incurred losses inherent within the loan portfolio at September 30, 2013.
Total non-performing assets were $8,146,000, or 0.75% of total assets as of September 30, 2013 compared to $9,695,000 or 1.09% of total assets as of December 31, 2012. Total non-performing assets as of September 30, 2012 were $10,190,000 or 1.15% of total assets.
The following provides a reconciliation of the change in non-accrual loans for 2013.

(Dollars in thousands)	Balances December 31, 2012	Additions to Non-accrual Loans	Net Pay Downs	Transfer to Foreclosed Collateral - OREO	Returns to Accrual Status	Charge Offs	Balances September 30, 2013
Non-accrual loans:
Commercial and industrial	$—	$389	$(12)	$—	$—	$—	$377
Real estate	213	1,847	(89)	—	—	—	1,971
Equity loans and lines of credit	237	672	(15)	—	—	—	894
Consumer	—	9	(1)	—	—	—	8
Restructured loans (non-accruing):
Commercial and industrial	—	2,100	(131)	—	—	(697)	1,272
Real estate	1,362	7	(55)	—	(920)	—	394
Real estate construction and land development	6,288	285	(5,074)	—	—	—	1,499
Equity loans and lines of credit	1,595	111	(103)	—	—	—	1,603
Consumer	—	5	(1)	—	—	—	4
Total non-accrual	$9,695	$5,425	$(5,481)	$—	$(920)	$(697)	$8,022

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The Company’s net interest margin (fully tax equivalent basis) was 4.16% for the nine months ended September 30, 2013, compared to 4.30% for the nine months ended September 30, 2012. The decrease in net interest margin in the period-to-period comparison resulted primarily from a decrease in the yield on the Company’s investment portfolio and loan portfolio, partially offset by a decrease in the Company’s cost of funds. For the nine months ended September 30, 2013, the effective yield on total earning assets decreased 25 basis points to 4.32% compared to 4.57% for the nine months ended September 30, 2012, while the cost of total interest-bearing liabilities decreased 14 basis points to 0.25% compared to 0.39% for the nine months ended September 30, 2012. The cost of total deposits decreased 9 basis points to 0.16% for the nine months ended September 30, 2013, compared to 0.25% for the nine months ended September 30, 2012. For the nine months ended September 30, 2013, the amount of the Company’s average investment securities, including interest-earning deposits in other banks and Federal funds sold, increased $68,278,000 or 19.25% compared to the nine months ended September 30, 2012. The effective yield on average investment securities decreased to 2.52% for the nine months ended September 30, 2013, compared to 2.88% for the nine months ended September 30, 2012. The decrease in yield in the Company’s investment securities during 2013 resulted primarily from the purchase of lower yielding investment securities. Total average loans, which generally yield higher rates than investment securities, increased $26,783,000, from $409,090,000 for the nine months ended September 30, 2012 to $435,873,000 for the nine months ended September 30, 2013. The effective yield on average loans was 6.12% for the nine months ended September 30, 2013 and September 30, 2012. Net interest income before the provision for credit losses for the nine months ended September 30, 2013 was $24,259,000, compared to $22,748,000 for the nine months ended September 30, 2012, an increase of $1,511,000 or 6.64%. Net interest income increased as a result of these yield changes, recovery of $1,484,000 of foregone interest, asset mix changes explained above, and increase in average earning assets, partially offset by an increase in interest-bearing liabilities.
Total average assets for the nine months ended September 30, 2013 were $941,030,000 compared to $842,477,000, for the nine months ended September 30, 2012, an increase of $98,553,000 or 11.70%. Total average loans increased $26,783,000, or 6.55% for the nine months ended September 30, 2013 compared to the nine months ended September 30, 2012. Total average investments, including deposits in other banks and Federal funds sold, increased to $423,045,000 for the nine months ended September 30, 2013, from $354,767,000 for the

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nine months ended September 30, 2012, representing an increase of $68,278,000 or 19.25%. Total average deposits increased $95,044,000 or 13.37% to $805,742,000 for the nine months ended September 30, 2013, compared to $710,698,000 for the nine months ended September 30, 2012. Average interest-bearing deposits increased $43,452,000, or 8.68%, and average non-interest bearing demand deposits increased $51,592,000, or 24.55%, for the nine months ended September 30, 2013, compared to the nine months ended September 30, 2012. The balance sheet increases during 2013 were primarily driven by the VCB acquisition which closed on July 1, 2013. The Company’s ratio of average non-interest bearing deposits to total deposits was 32.48% for the nine months ended September 30, 2013, compared to 29.57% for the nine months ended September 30, 2012.
Non-interest income for the nine months ended September 30, 2013 increased $454,000 to $5,867,000, compared to $5,413,000 for the nine months ended September 30, 2012, primarily driven by a $99,000 increase in loan placement fees, a $227,000 increase in service charge income, and a $102,000 increase in Federal Home Loan Bank dividends, offset by a decrease of $154,000 in net realized gains on sales and calls of investment securities.
Non-interest expense for the nine months ended September 30, 2013 increased $2,857,000, or 14.08%, to $23,148,000 compared to $20,291,000 for the nine months ended September 30, 2012, primarily due to the VCB acquisition. The net increase was a result of increases in salaries and employee benefits of $1,057,000, acquisition-related expenses of $784,000, increases in occupancy and equipment expenses of $272,000, increases in data processing expenses of $98,000, increases in regulatory assessments of $29,000, increases in audit and accounting fees of $27,000 and other non-interest expenses increases of $736,000, partially offset by decreases in advertising fees of $73,000, and decreases in legal fees of $34,000. During the first nine months of 2013, other expense included a write-down of $102,000 on equipment owned from a matured lease.
The Company recorded an income tax expense of $939,000 for the nine months ended September 30, 2013, compared to $1,492,000 for the nine months ended September 30, 2012. The effective tax rate for 2013 was 13.46% compared to 20.24% for the nine months ended September 30, 2012. The decrease in the effective tax rate during 2013 was primarily due to an increase in interest income on non-taxable investment securities and the reversal of a reserve for prior years’ uncertainty in income taxes. The Company maintains a reserve for uncertainty in income taxes as part of ASC 740-10-25 (formally FIN 48). The Franchise Tax Board concluded the

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tax examination of the Company’s 2008, 2009, and 2010 tax filings; and the Company accordingly reversed the reserve for those tax years. The Company has also benefited from tax credits and deductions related to the California enterprise zone program; however, those benefits will be reduced beginning January 1, 2014 due to legislative changes affecting the program.

Quarter Ended September 30, 2013
For the quarter ended September 30, 2013, the Company reported unaudited consolidated net income of $2,969,000 and diluted earnings per common share of $0.26, compared to $2,456,000 and $0.25 per diluted share, for the same period in 2012. The increase in net income during the third quarter of 2013 compared to the same period in 2012 is primarily due to increases in net interest income and decreases in the provision for income taxes, offset by an increase in non-interest expense, and a decrease in non-interest income. The Company’s operating results for the third quarter of 2013 reflect the VCB acquisition for the full quarter.
Annualized return on average equity for the third quarter of 2013 was 9.87%, compared to 8.43% for the same period of 2012. This increase is reflective of an increase in net income offset by an increase in average shareholders’ equity. Annualized return on average assets was 1.11% for the third quarter of 2013 compared to 1.14% for the same period in 2012. This decrease is due to an increase in average assets.
In comparing the third quarter of 2013 to the third quarter of 2012, average total loans increased $112,794,000, or 27.94%. The majority of the loan growth was due to the VCB acquisition. During the third quarters of 2013 and 2012, the Company recorded no provision for credit losses. During the third quarter of 2013, the Company recorded $131,000 in net loan recoveries compared to $74,000 in net loan recoveries for the same period in 2012. The net charge-off ratio, which reflects annualized net (recoveries) charge-offs to average loans, was (0.30)% for the quarter ended September 30, 2013 compared to (0.07)% for the quarter ended September 30, 2012.
The additions to non-accrual loans was primarily a result of the VCB acquisition. The net pay downs were primarily from repayment of one loan in the legacy Company’s loan portfolio. The following provides a reconciliation of the change in non-accrual loans for the quarter ended September 30, 2013.

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(Dollars in thousands)	Balances June 30, 2013	Additions to Non-accrual Loans	Net Pay Downs	Transfer to Foreclosed Collateral - OREO	Returns to Accrual Status	Charge Offs	Balances September 30, 2013
Non-accrual loans:
Commercial and industrial	$—	$389	$(12)	$—	$—	$—	$377
Real estate	352	1,690	(71)	—	—	—	1,971
Equity loans and lines of credit	345	560	(11)	—	—	—	894
Consumer	—	9	(1)	—	—	—	8
Restructured loans (non-accruing):
Commercial and industrial	1,339	16	(83)	—	—	—	1,272
Real estate	402	7	(15)	—	—	—	394
Real estate construction and land development	6,290	—	(4,791)	—	—	—	1,499
Equity loans and lines of credit	1,539	111	(47)	—	—	—	1,603
Consumer	—	5	(1)	—	—	—	4
Total non-accrual	$10,267	$2,787	$(5,032)	$—	$—	$—	$8,022
The Company recorded $124,000 in OREO during the quarter ended September 30, 2013 in connection with the VCB acquisition. The OREO property is currently in escrow and is expected to close in the fourth quarter of 2013.
Average total deposits for the third quarter of 2013 increased $218,567,000 or 30.36% to $938,456,000 compared to $719,889,000 for the same period of 2012. The majority of the increase was a result of the VCB acquisition.
The Company’s net interest margin (fully tax equivalent basis) increased 45 basis points to 4.66% for the quarter ended September 30, 2013, from 4.21% for the quarter ended September 30, 2012. Net interest income, before provision for credit losses, increased $2,964,000 or 39.14% to $10,536,000 for the third quarter of 2013, compared to $7,572,000 for the same period in 2012. The increases in net interest margin and in net interest income are primarily due to an increase in the yield on interest-earning assets and an increase in average loan balances. Net interest income for the quarter ended September 30, 2013 included the recovery of foregone interest of $1,484,000 related to the collection of a $4,731,000 non-accrual loan. Over the same periods, the cost of total deposits decreased 6 basis points to 0.14% compared to 0.20% in 2012.
Non-interest income decreased $471,000 or 20.62% to $1,813,000 for the third quarter of 2013 compared to $2,284,000 for the same period in 2012. The third quarter of 2013 non-interest income included no net realized

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gains on sales and calls of investment securities compared to $843,000 for the same period in 2012. Loan placement fees decreased $53,000 during the third quarter of 2013, compared to the same period in 2012. Federal Home Loan Bank dividends were $55,000 higher in the third quarter of 2013, compared to the same period in 2012. Non-interest expense increased $2,336,000 or 35.10% for the same periods mainly due to acquisition-related expenses of $271,000, an increase in occupancy expense of $228,000, increases in salaries and employee benefits of $1,275,000, and increases of $83,000 in data processing expenses, partially offset by decreases in legal fees and advertising expense.
“As of July 1, 2013 the acquisition of Visalia Community Bank, which added three full-service offices in Visalia and one in Exeter, was successfully completed. On July 29, 2013 the Visalia Community Bank name and signage changed to Central Valley Community Bank, in addition to the conversion of all operational systems. The Company’s third quarter 2013 financial results include the impact of the blended institutions, which bolstered assets beyond the $1 billion mark, representing a historic milestone for the Company. The merger has already proven an important geographic benefit to our 33-year-old institution, and we believe it will add long-term value to the growth and profitability of our Company,” stated Daniel J. Doyle, President and CEO of Central Valley Community Bancorp and Central Valley Community Bank.
“The continued interest rate pressure and non-interest expense related to the acquisition is reflected in the earnings for the third quarter of 2013, but the Company also benefited from the collection of interest from a large non-performing loan. Gross loans showed an increase over the previous quarter and the third quarter of 2012. While the majority of the loan growth was due to the acquisition of Visalia Community Bank, we did see Central Valley Community Bank base loan growth after several years of decline. The normal seasonal borrowing is strong from our agricultural customers; however, overall there is continued reduction in the usage of lines of credit by our business customers. We believe this continuance is a result of economic uncertainty and competitive pricing and terms being offered in the marketplace, but we are encouraged to see positive growth both in our base portfolio during the past two quarters and new opportunities in our expanded geographic region due to the acquisition. Likewise, the Company’s favorable mix of deposits and management of deposit interest rates resulted in a continued low cost of funds, but our net interest margin is under pressure due to the low interest rate environment and the increase in our securities portfolio due to soft loan demand,” concluded Doyle.

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Central Valley Community Bancorp trades on the NASDAQ stock exchange under the symbol CVCY. Central Valley Community Bank, headquartered in Fresno, California, was founded in 1979 and is the sole subsidiary of Central Valley Community Bancorp. Central Valley Community Bank now operates 21 full service offices in Clovis, Exeter, Fresno, Kerman, Lodi, Madera, Merced, Modesto, Oakhurst, Prather, Sacramento, Stockton, Tracy, and Visalia, California. Additionally, the Bank operates Commercial Real Estate Lending, SBA Lending and Agribusiness Lending Departments. Investment services are provided by Investment Centers of America and insurance services are offered through Central Valley Community Insurance Services LLC.
Members of Central Valley Community Bancorp’s and the Bank’s Board of Directors are: Daniel N. Cunningham (Chairman), Sidney B. Cox, Edwin S. Darden, Jr., Daniel J. Doyle, F. T. “Tommy” Elliott, IV, Steven D. McDonald, Louis McMurray, William S. Smittcamp, Joseph B. Weirick, and Wanda L. Rogers (Director Emeritus).
More information about Central Valley Community Bancorp and Central Valley Community Bank can be found at www.cvcb.com. Also, visit Central Valley Community Bank on Twitter and Facebook.
###
Forward-looking Statements- Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements contained herein that are not historical facts, such as statements regarding the Company’s current business strategy and the Company’s plans for future development and operations, are based upon current expectations. These statements are forward-looking in nature and involve a number of risks and uncertainties.  Such risks and uncertainties include, but are not limited to (1) significant increases in competitive pressure in the banking industry; (2) the impact of changes in interest rates, a decline in economic conditions at the international, national or local level on the Company’s results of operations, the Company’s ability to continue its internal growth at historical rates, the Company’s ability to maintain its net interest margin, and the quality of the Company’s earning assets; (3) changes in the regulatory environment; (4) fluctuations in the real estate market; (5) changes in business conditions and inflation; (6) changes in securities markets; and (7) the other risks set forth in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012.  Therefore, the information set forth in such forward-looking statements should be carefully considered when evaluating the business prospects of the Company.

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CENTRAL VALLEY COMMUNITY BANCORP
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(In thousands, except share amounts)	2013	2012
	(Unaudited)
ASSETS
Cash and due from banks	$32,190	$22,405
Interest-earning deposits in other banks	49,854	30,123
Federal funds sold	154	428
Total cash and cash equivalents	82,198	52,956
Available-for-sale investment securities (Amortized cost of $419,270 at September 30, 2013 and $381,074 at December 31, 2012)	417,833	393,965
Loans, less allowance for credit losses of $9,732 at September 30, 2013 and $10,133 at December 31, 2012	505,501	385,185
Bank premises and equipment, net	10,565	6,252
Other real estate owned	124	—
Bank owned life insurance	19,290	12,163
Federal Home Loan Bank stock	4,499	3,850
Goodwill	29,776	23,577
Core deposit intangibles	1,764	583
Accrued interest receivable and other assets	20,237	11,697
Total assets	$1,091,787	$890,228

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$327,099	$240,169
Interest bearing	616,690	511,263
Total deposits	943,789	751,432
Short-term borrowings	—	4,000
Junior subordinated deferrable interest debentures	5,155	5,155
Accrued interest payable and other liabilities	15,970	11,976
Total liabilities	964,914	772,563
Shareholders’ equity:
Preferred stock, no par value, $1,000 per share liquidation preference; 10,000,000 shares authorized, Series C, issued and outstanding: 7,000 shares at September 30, 2013 and December 31, 2012	7,000	7,000
Common stock, no par value; 80,000,000 shares authorized; issued and outstanding: 10,913,550 at September 30, 2013 and 9,558,746 at December 31, 2012	53,948	40,583
Retained earnings	66,771	62,496
Accumulated other comprehensive income (loss), net of tax	(846)	7,586
Total shareholders’ equity	126,873	117,665
Total liabilities and shareholders’ equity	$1,091,787	$890,228

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CENTRAL VALLEY COMMUNITY BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(In thousands, except share and per share amounts)	2013	2012	2013	2012

INTEREST INCOME:
Interest and fees on loans	$8,677	$6,111	$19,523	$18,248
Interest on deposits in other banks	45	36	104	70
Interest on Federal funds sold	—	—	—	1
Interest and dividends on investment securities:
Taxable	588	741	1,341	2,694
Exempt from Federal income taxes	1,593	1,118	4,329	3,233
Total interest income	10,903	8,006	25,297	24,246
INTEREST EXPENSE:
Interest on deposits	342	371	947	1,307
Interest on junior subordinated deferrable interest debentures	25	27	74	82
Other	—	36	17	109
Total interest expense	367	434	1,038	1,498
Net interest income before provision for credit losses	10,536	7,572	24,259	22,748
PROVISION FOR CREDIT LOSSES	—	—	—	500
Net interest income after provision for credit losses	10,536	7,572	24,259	22,248
NON-INTEREST INCOME:
Service charges	911	690	2,282	2,055
Appreciation in cash surrender value of bank owned life insurance	149	101	342	291
Loan placement fees	128	181	507	408
Net gain on disposal of other real estate owned	—	—	—	12
Net realized gain on sale of assets	—	—	1	4
Net realized gains on sales and calls of investment securities	—	843	1,133	1,287
Federal Home Loan Bank dividends	59	4	113	11
Other income	566	465	1,489	1,345
Total non-interest income	1,813	2,284	5,867	5,413
NON-INTEREST EXPENSES:
Salaries and employee benefits	5,048	3,773	12,916	11,859
Occupancy and equipment	1,134	906	2,936	2,664
Regulatory assessments	220	163	517	488
Data processing expense	357	274	949	851
Advertising	124	139	346	419
Audit and accounting fees	135	126	406	379
Legal fees	(18)	36	84	118
Acquisition-related expenses	271	—	784	—
Other real estate owned	5	6	5	78
Amortization of core deposit intangibles	84	50	184	150
Other expense	1,631	1,182	4,021	3,285
Total non-interest expenses	8,991	6,655	23,148	20,291
Income before provision for income taxes	3,358	3,201	6,978	7,370
PROVISION FOR INCOME TAXES	389	745	939	1,492
Net income	$2,969	$2,456	$6,039	$5,878

Net income	$2,969	$2,456	$6,039	$5,878
Preferred stock dividends and accretion	87	87	262	262
Net income available to common shareholders	$2,882	$2,369	$5,777	$5,616
Net income per common share:
Basic earnings per common share	$0.26	$0.25	$0.58	$0.59
Weighted average common shares used in basic computation	10,899,086	9,602,473	10,020,057	9,588,321
Diluted earnings per common share	$0.26	$0.25	$0.57	$0.58
Weighted average common shares used in diluted computation	10,958,811	9,635,339	10,080,034	9,613,202
Cash dividends per common share	$0.05	$—	$0.15	$—

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CENTRAL VALLEY COMMUNITY BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,
For the three months ended	2013	2013	2013	2012	2012
(In thousands, except share and per share amounts)
Net interest income	$10,536	6,878	$6,845	$7,189	$7,572
Provision for credit losses	—	—	—	200	—
Net interest income after provision for credit losses	10,536	6,878	6,845	6,989	7,572
Total non-interest income	1,813	1,828	2,226	1,829	2,284
Total non-interest expense	8,991	7,224	6,933	6,983	6,655
Provision for income taxes	389	195	355	193	745
Net income	$2,969	$1,287	$1,783	$1,642	$2,456
Net income available to common shareholders	$2,882	$1,199	$1,696	$1,554	$2,369
Basic earnings per common share	$0.26	$0.13	$0.18	$0.16	$0.25
Weighted average common shares used in basic computation	10,899,086	9,587,376	9,558,985	9,586,201	9,602,473
Diluted earnings per common share	$0.26	$0.12	$0.18	$0.16	$0.25
Weighted average common shares used in diluted computation	10,958,811	9,644,938	9,604,841	9,629,300	9,635,339

CENTRAL VALLEY COMMUNITY BANCORP
SELECTED RATIOS
(Unaudited)

	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,
As of and for the three months ended	2013	2013	2013	2012	2012
(Dollars in thousands, except per share amounts)
Allowance for credit losses to total loans	1.89%	2.37%	2.43%	2.56%	2.56%
Nonperforming assets to total assets	0.75%	1.18%	1.24%	1.09%	1.15%
Total nonperforming assets	$8,146	$10,267	$11,015	$9,695	$10,190
Total nonaccrual loans	$8,022	$10,267	$11,015	$9,695	$10,190
Net loan (recoveries) charge-offs	$(131)	$(112)	$644	$281	$(74)
Net (recoveries) charge-offs to average loans (annualized)	(0.30)%	(0.11)%	0.66%	0.29%	(0.07)%
Book value per share	$10.98	$10.83	$11.53	$11.58	$11.50
Tangible book value per share	$8.09	$8.34	$9.01	$9.05	$8.98
Tangible common equity	$88,333	$80,482	$86,105	$86,505	$86,276
Interest and dividends on investment securities exempt from Federal income taxes	$1,593	$1,398	$1,338	$1,275	$1,118
Net interest margin (calculated on a fully tax equivalent basis) (1)	4.66%	3.84%	3.85%	3.95%	4.21%
Return on average assets (2)	1.11%	0.59%	0.82%	0.74%	1.14%
Return on average equity (2)	9.87%	4.45%	6.19%	5.56%	8.43%
Loan to deposit ratio	54.59%	54.84%	53.07%	52.61%	54.14%
Tier 1 leverage - Bancorp	8.86%	10.41%	10.83%	10.56%	10.78%
Tier 1 leverage - Bank	8.78%	10.24%	10.64%	10.22%	10.35%
Tier 1 risk-based capital - Bancorp	14.42%	17.35%	18.65%	18.24%	18.27%
Tier 1 risk-based capital - Bank	14.23%	17.06%	18.32%	17.67%	17.56%
Total risk-based capital - Bancorp	15.67%	18.61%	19.93%	19.53%	19.57%
Total risk based capital - Bank	15.48%	18.32%	19.61%	18.96%	18.86%
(1) Net Interest Margin is computed by dividing annualized quarterly net interest income by quarterly average interest-bearing assets.
(2) Computed by annualizing quarterly net income.

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Central Valley Community Bancorp -- page 13

CENTRAL VALLEY COMMUNITY BANCORP
AVERAGE BALANCES AND RATES
(Unaudited)

AVERAGE AMOUNTS	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(Dollars in thousands)	2013	2012	2013	2012
Federal funds sold	$98	$653	$214	$575
Interest-bearing deposits in other banks	47,770	51,441	35,910	35,326
Investments	417,628	324,291	386,921	318,866
Loans (1)	508,905	393,600	426,265	398,459
Federal Home Loan Bank stock	4,499	3,850	4,061	3,441
Earning assets	978,900	773,835	853,371	756,667
Allowance for credit losses	(9,635)	(10,200)	(9,720)	(10,457)
Non-accrual loans	7,600	10,111	9,608	10,631
Other real estate owned	163	570	55	1,227
Other non-earning assets	94,693	86,223	87,716	84,409
Total assets	$1,071,721	$860,539	$941,030	$842,477

Interest bearing deposits	$606,386	$496,915	$544,007	$500,555
Other borrowings	5,155	9,155	5,810	9,157
Total interest-bearing liabilities	611,541	506,070	549,817	509,712
Non-interest bearing demand deposits	332,070	222,974	261,735	210,143
Non-interest bearing liabilities	7,803	14,960	11,666	9,264
Total liabilities	951,414	744,004	823,218	729,119
Total equity	120,307	116,535	117,812	113,358
Total liabilities and equity	$1,071,721	$860,539	$941,030	$842,477

AVERAGE RATES
Federal funds sold	0.25%	0.25%	0.25%	0.30%
Interest-earning deposits in other banks	0.37%	0.28%	0.39%	0.26%
Investments	2.88%	3.00%	2.72%	3.17%
Loans	6.76%	6.16%	6.12%	6.12%
Earning assets	4.81%	4.44%	4.32%	4.57%
Interest-bearing deposits	0.22%	0.30%	0.23%	0.35%
Other borrowings	1.92%	2.73%	2.09%	2.79%
Total interest-bearing liabilities	0.24%	0.34%	0.25%	0.39%
Net interest margin (calculated on a fully tax equivalent basis) (2)	4.66%	4.21%	4.16%	4.30%

(1)	Average loans do not include non-accrual loans.
(2) Calculated on a fully tax equivalent basis, which includes Federal tax benefits relating to income earned on municipal bonds totaled $821 and $576 for the three months ended September 30, 2013 and 2012, respectively. The Federal tax benefits relating to income earned on municipal bonds totaled $2,230 and $1,665 for the nine months ended September 30, 2013 and 2012, respectively.